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                                                                  EXHIBIT 16.1

June 26, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-7561

Dear Sirs/Madams:

We have read Item 4 of President Casinos, Inc.'s Form 8-K dated June 26, 2007, and we have the following comments:

   1) We agree with the statements made in the three paragraphs included in the section entitled "Previous Independent Registered Public Accounting Firm,"

   2) We have no basis on which to agree or disagree with the statements made in the paragraph included in the section entitled "New Independent Registered Public Accounting Firm."

Yours truly,

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri